CPG CARLYLE PRIVATE EQUITY FUND, LLC

AMENDMENT TO
LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT, dated as of May 29, 2013 (the "Amendment"), is made pursuant to Section 8.1(a)(i) of the Limited Liability Company Agreement dated December 14, 2012 (the "Agreement") of CPG Carlyle Private Equity Fund, LLC (the "Fund").

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of, and filed with the Secretary of State of the State of Delaware on, October 23, 2012; and

WHEREAS, the Fund, since its formation, has been governed by the Agreement; and

 WHEREAS, by unanimous written consent dated May 29, 2013, the Directors approved the amendment of certain provisions of the Agreement, as set forth herein.

NOW, THEREFORE, the Directors hereby agreed as follows:

SECTION 1.  Amendments.  The Agreement shall be amended as follows:

1.1           Article I shall be amended to include the following definitions:

"Class means any division of Units, which is or has been established in accordance with the provisions of Section 5.1 hereof."

"Determination Date means the close of business on the last business day of each calendar month, each date that a Unit is offered or repurchased, as of the date of any distribution and at such other times as the Board shall determine."

1.2           The definition of "Net Assets" in Article I shall be deleted in its entirety and replaced with the following:

"Net Assets means the total value of all assets of each Class of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, including accrued fees and expenses, calculated before giving effect to any repurchases of Units.  The Fund will calculate its net asset value as of each Determination Date.  In determining its net asset value, the Fund will value its investments as of the relevant Determination Date.  The net asset values of each Class of Units will be calculated separately based on the fees and expenses applicable to each Class of Units."

1.3           The definition of "Units" in Article I shall be deleted in its entirety and replaced with the following:

"Units means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time or, if more than one Class is authorized by the Directors, the equal proportionate shares into which each Class of Units shall be divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Units of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units."

1.4           Section 3.3 shall be deleted in its entirety and replaced with the following:

"Section 3.3  Meeting of Members.

(a)           Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present.  Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine.  The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto.  Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting.  Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting.  The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting.  In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members.  Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)           On each matter submitted to a vote of Members, unless the Directors determine otherwise, all Units of all Classes shall vote as a single class; provided, however, that:  (i) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Directors determine that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Units of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Units of the one or more affected Classes shall be entitled to vote.

(c)           Each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote for each dollar of net asset value of the Units held by the Member, as of the record date (and each fractional dollar amount shall be entitled to a proportionate fractional vote).  The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d)           A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting.  A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person.  Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action."

1.5           Section 5.1 shall be deleted in its entirety and replaced with the following:

"Section 5.1  Units.

(a)           The limited liability company interests in the Fund shall be divided into such transferable Units of one or more separate and distinct Classes of Units as the Directors, in their sole discretion and without Member approval, from time to time create and establish.  The Directors shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Members of any Class of the Fund, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Directors may from time to time determine, to divide or combine the Units or any Classes into a greater or lesser number, to classify or reclassify any unissued Units or any Units previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time, and to take such other action with respect to the Units as the Directors may deem desirable.  Unless another time is specified by the Directors, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Directors setting forth such establishment and designation and the preferences, powers, rights and privileges of the Units of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

(b)           The number of the Fund's authorized Units of each Class and the number of Units that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 5.1(i) hereof, the Directors may issue Units of each Class for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a dividend in Units or a split of Units), or may reduce the number of issued Units in proportion to the relative net asset value of the Units then outstanding, all without action or approval of the Members.  All Units when so issued on the terms determined by the Directors shall be fully paid and non-assessable.

(c)           All references to Units in this Agreement shall be deemed to be Units of any or all Classes as the context may require.  All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires.

(d)           In accordance with Section 2.8 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such person is interested may acquire, own, and dispose of Units of the Fund to the same extent as if such person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Units from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Units generally.

(e)           Units shall not be represented by certificates, but only by notation on the Unit records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be.  The Unit records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Units and as to the number of Units of each Class held from time to time by each such person.

(f)           All consideration received by the Fund for the issue or sale of Units, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Units, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.

(g)           The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Units and shall be so recorded upon the books of account of the Fund.

(h)           Dividends and distributions on Units may be paid to the Members or holders of Units, with such frequency as the Directors may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Directors may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund.  All dividends and distributions on Units shall be distributed pro rata to the Members or other holders of Units in proportion to the net asset value of the Units held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Directors may determine that no dividend or distribution shall be payable on Units as to which the Member's purchase order and/or payment have not been received by the time or times established by the Directors under such program or procedure.  Dividends and distributions on Units may be made in cash or Units or a combination thereof as determined by the Directors or pursuant to any program that the Directors may have in effect at the time for the election by each Member or other holder of Units of the mode of the making of such dividend or distribution to that person.  Any dividend or distribution paid in Units will be paid at the net asset value thereof as determined in accordance with Section 7.2 hereof.  Notwithstanding anything in this Agreement to the contrary, the Directors may at any time declare and distribute a dividend of Units or other property pro rata among the Members or other holders of Units at the date and time of record established for the payment of such dividends or distributions.

(i)           Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.

(j)           Units shall be transferable only in accordance with Section 4.4 hereof.

(k)           Except as provided herein, each Unit of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Unit of a particular Class shall be equal with respect to net asset value per Unit of that Class as against each other Unit of that Class.  The rights attaching to all Units shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation), and voting rights.  The Directors may from time to time divide or combine the Units of a particular Class into a greater or lesser number of Units of that Class provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Units or in any way affect the rights of Units.

(l)           The Directors, subject to Section 2.7 hereof, may accept investments in the Fund by way of Unit purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine.  Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.2 hereof.  The Directors may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Units that conform to such authorized terms and to reject any purchase or sale orders for Units whether or not conforming to such authorized terms.

(m)           Units may be issued as fractions thereof.  Any fractional Unit, if outstanding, shall carry proportionately all the rights and obligations of a whole Unit, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Units, and liquidation of the Fund.  Fractions of Units shall be calculated to three decimal points."

1.6           Section 6.2(a)(3) shall be deleted in its entirety and replaced with the following:

"(3)	the Members shall be paid next, on a pro rata basis, in proportion to the net asset value of the Units held by such persons."

SECTION 2.  Continued Effect.  Except as expressly amended in Section 1, the Agreement shall continue in full force and effect without change.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the day and year first above written.

CENTRAL PARK ADVISERS, LLC, as Adviser

By:	/s/ Mitchell A. Tanzman
Name: Mitchell A. Tanzman
Title: Authorized Person